Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of the 15th day of June 2006 at 2601 Annand Dr., Suite #16, Wilmington, Delaware 19808, by and between David M. Bovi, and individual (“Maker”) and Universal Capital Management, Inc. (“Payee”). Concurrently with the execution of this security agreement (“Agreement”), Maker is executing and delivering to Payee a promissory note (the “Note”) of even date hereof, in the principal amount of $800,000.

In order to induce Payee to accept the Note as evidence of such loan, and as further security for the payment by Maker of the Note, Maker has agreed to pledge with Payee the collateral, as described below, on the terms and conditions set forth below.

In consideration of the premises, the parties agree as follows:

1.
As security for the payment of the Note by Maker to Payee, Maker pledges, assigns and delivers to Payee all of the right, title and interest to four hundred thousand shares of the capital stock of Payee, represented by Certificate No. _________ registered in the name of Maker. All such shares together with any substitutions for them or additional shares of any class, pledged or intended to be pledged with Payee under this Agreement are here sometimes collectively called the “collateral”.

2.
Maker represents, warrants and covenants to and with Payee that Maker is, on this date, the owner, free and clear of all liens, encumbrances and other charges or interests of others, of the abovementioned certificate for shares registered in Maker's name; that Maker will not sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise hypothecate, any of such shares other than described herein; and that Maker has full power and authority to transfer and pledge the shares stated with Payee as provided herein.

3.
Notwithstanding the provisions of paragraph 2 above, Maker shall have the right to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise hypothecate, any of such shares to Payee in connection with Maker’s repayment of the principal and interest of the Note, in whole or in part, pursuant to the terms of the Note.

4.
If no default shall have occurred and be continuing, Maker shall have the right to vote the shares stated and to exercise the other rights and privileges of the owner, but subject to the provisions of paragraph 2 above.

5.
Maker expressly agrees that (i) if, by virtue of a default by Maker under the Note, Payee shall accelerate the indebtedness in accordance with the terms of the Note; or (ii) if Maker shall violate or suffer any of the provisions of Section 2 above (called an “event of default”); Payee may, at its election, transfer the shares pledged hereto to its name and exercise all rights of owner in respect of such shares, including, without limitation, the right to vote such shares; and Maker irrevocably constitutes and appoints Payee, its attorney-in-fact to effectuate such transfer upon the books of Payee. In addition, Payee shall have all of the rights in respect of the collateral that are accorded it as a secured party under the Uniform Commercial Code. For the purpose of determining what constitutes reasonable notice of any sale of the collateral under the provisions of the Uniform Commercial Code, the parties agree that Thirty (30) days shall be sufficient.

6.
Maker waives demand, notice, protest and notice of acceptance of this Agreement and of all other demands and notices of any description not expressly provided for here that it may lawfully waive. No delay or omission by Payee in exercising any right under this Agreement, and no partial exercise of any right under this Agreement, shall operate as a waiver of such right or of any other right under this Agreement or provided for by law. No purported waiver of any right shall be effective unless in writing signed by Payee and no waiver on one occasion shall be construed as a bar to or waiver of any such right on any other occasion. All rights of Payee under this Agreement or by law are cumulative and the exercise of one shall not be construed as a bar to or waiver of any other.

7.
Upon payment in full of the Note, Payee shall transfer and deliver the collateral to Maker or to such other person or persons as Maker may direct, together with any stock power or powers delivered in connection with that by Maker.

8.
Notwithstanding any other provision of this Agreement, all notices and other communications given under or pursuant to this Agreement (hereafter collectively “notices”) shall be in writing and shall be addressed to the party to receive them at its address or at such other address as it may later designate as provided below, and shall be sent by registered or certified mail, return receipt requested or any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail). Any party may, by like notice, change its address for receipt of further notices. Notices given in the manner stated shall be deemed given and served when mailed or sent or received.

9.
Maker agrees that he will at any time and from time to time, upon request, execute and deliver such further documents and do such further acts and things as Payee may reasonably request in order to more fully effectuate the purposes of this Agreement.

10.
This Agreement shall be binding upon and shall inure to the benefit of Maker and Payee, and subject to the restrictions set forth in Section 2 above in the case of Maker, Maker's respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to agreements made and to be performed wholly within that state. Maker and Payee agree that proper venue shall lie in New Castle County, Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of date first written above.

Witnesses:	UNIVERSAL CAPITAL MANAGEMENT, INC.,

/s/ Jennifer Soto	/s/ Michael Queen
Name: Jennifer Soto	Michael Queen, president

/s/ Cheryl Rummings	/s/ David M. Bovi
Cheryl Rummings	David M. Bovi